Exhibit 10.15

Amended and Restated Power of Attorney

I, the undersigned, Guangqiang Chen, Chinese nationality, ID number of 132903196307299817, hold 85.9270% equity interest in Beijing BHD Petroleum Technology Co., Ltd (“BHD”), hereby irrevocably authorize Recon Hengda Technology (Beijing) Co., Ltd. ("Recon BJ") to exercise the following rights with respect to the equity of the client within the validity period of this Power of Attorney:

I, the undersigned, exclusively authorize Recon BJ as the sole representative with full authority to perform shareholder’s rights upon the equity interest I hold, including but not limited to: (i) the attendance of the shareholder’s meeting and the execution of relative Shareholder Resolution(s) of BHD for and on behalf of me; (ii) the performance of all my rights associated with the ownership of equity conferred by laws and Articles of Association of BHD, including but not limited to voting-rights and the rights of assigning, transferring, pledging or disposing of such equity interest partially or wholly; and (iii) the designations and appointments of Legal Representative, Chief Executive Director, Directors, Supervisors, General Manager and/or other Officer(s) of BHD on my behalf.

Recon BJ is entitled to execute the Transfer Agreement mentioned in the Exclusive Equity Interest Purchase Agreement within its authority and duly perform the Equity Interest Pledge Agreement and the Exclusive Equity Interest Purchase Agreement that are entered into simultaneously with this Power of Attorney by me. The execution of the abovementioned rights shall not constitute any limitation on this Power of Attorney.

Save as otherwise provided hereunder, Recon BJ is entitled to exercise all the necessary rights arising from the equity interest upon its own discretions without any oral or written instructions of me.

All acts associated with our equity interest in BHD conducted by Recon BJ shall be deemed as the acts of me. All documents executed by Recon BJ shall be deemed as executed by me, I shall acknowledge such documents.

Recon BJ is entitled to assign all rights under this Power of Attorney. Recon BJ is entitled to entrust any other individual(s) or legal entity(s) to execute the above rights and equity interest without issuing any notice to or obtaining any prior consent from me. Nevertheless, Recon BJ shall report to me immediately after such assignment and the assignment shall not harm any of my rights or vested interests in any event.

This Power of Attorney shall be irrevocable and continuously valid so long as I am a shareholder of BHD and shall come into effect as of the date set forth below.

During the term of this Power of Attorney, in the event that I intend to perform the rights hereunder, I shall negotiate with Recon BJ in advance.

The rights, obligations, and commitments stipulated in this power of attorney apply to the equity of BHD currently held by the principal, as well as all equity actually acquired or held by the principal during the period of continuing to serve as a shareholder of BHD due to capital increase, dilution, or other means. If the principal partially transfers the equity, the transferred portion shall no longer be subject to this agreement, and the remaining shareholding shall continue to be applicable.

This Power of Attorney immediately replaces and abolishes the Power of Attorney signed by both parties in 2019 as of the effective date.

This authorization letter is in duplicate, with the principal and Recon BJ each holding one copy, and has equal legal effect.

Sign:	/s/ Guangqiang Chen

Date: July 10, 2025

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